EXHIBIT (23)(b)


                         Consent of Independent Auditors


We consent to the use of our report dated February 12, 1996, with respect to the consolidated financial statements of Twentieth Bancorp, Inc. and Subsidiary for the year ended December 31, 1995, by City Holding Company in filing Form 8-K which will include the consolidated financial statements of Horizon as of the year ended December 31, 1997. Form 8-K is expected to be filed with the Securities and Exchange Comission on or about September 14, 1998

                                    /s/  DIAMOND, LEFTWICH, GOHEEN & DUNN

Huntington, West Virginia
September 14, 1998